Exhibit 99.1

Press Release	Source: Vector Intersect Security Acquisition Corp.

Vector Intersect and Cyalume Amend Stock Purchase Agreement to Reflect Increased Equity Ownership Post Merger by the Sellers
Wednesday November 5, 8:42 am ET

-- Announces Senior Secured Credit Facility Increased from $30 Million to $33 Million

-- Enters Into Term Sheet for Short Term Facility of up to $12 Million

-- Date of Shareholder Vote Moved to Friday, November 21

WEST SPRINGFIELD, Mass., Nov. 5 /PRNewswire-FirstCall/ -- Vector Intersect Security Acquisition Corp (OTC Bulletin Board: VTRQ - News) and Cyalume Light Technologies Inc. ("Cyalume"), a private company that is a leading provider of safety, security and training products for the US military and other militaries announced today that they have entered into an amendment to the stock purchase agreement with the sole security holder of Cyalume to reflect a greater post merger equity stake by the sole security holder. The original stock purchase agreement called for Vector to pay to the sole security holder approximately $79.3 million in cash and approximately 5 million shares of Vector common stock. The new purchase agreement calls for Vector to pay approximately $70.5 million in cash and 6.2 million shares of Vector common stock.

Speaking of the modification, Vector President and CEO Yaron Eitan said, "We are pleased that the seller has decided to take more equity in the merged company and receive less cash up-front. We view that as a strong indication of their confidence in the future prospects of the business. The lowered cash outlay will allow us to reduce the amount of borrowing the company will have post-merger. The reduced debt will provide us greater flexibility to grow the business in the future."

At the same time, Vector announces that its previously disclosed $30 million senior secured credit facility with TD Banknorth has been increased to $33 million. The facility will provide Vector with additional liquidity that can be used to repay a short-term credit facility that Vector may take or for general working capital purposes.

Vector also announced it has entered into a term sheet agreement for up to $12 million in short term financing. The new facility will be available before the shareholder vote and will repaid on the earlier of 5 days after the closing of the transaction with Cyalume or December 31, 2008.

Finally, Vector announced it has postponed the date of its special shareholder meeting to vote on the proposed transaction with Cyalume. It had previously been announced that the shareholder meeting would take place on November 7. The new date for the special shareholders meeting will be Friday, November 21, and will take place at the offices of Loeb & Loeb, 345 Park Avenue, New York, N.Y. 10154 at 10:00 am, Eastern Time.

Shareholders having questions about the special meeting may contact Karen Smith at our proxy solicitor Advantage Proxy at (206) 870-8565.

On February 14, 2008, Cyalume Light Technologies agreed to be acquired by Vector Intersect Security Acquisition Corporation (OTC Bulletin Board: VTRQ - News), a special purpose acquisition company. It is expected that, upon consummation of the acquisition, Vector Intersect will change its name to Cyalume Technologies Holdings. On October 29, 2008 Vector filed a preliminary proxy statement with the SEC in anticipation of a shareholders vote to approve the acquisition of Cyalume by Vector. Rodman and Renshaw acted as advisor to Vector.

About Vector Intersect Security Acquisition Corp.

Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

Vector and its directors and executive officers and Rodman & Renshaw LLC ("Rodman") the managing underwriter of Vector's initial public offering ("IPO"), may be deemed to be participants in the solicitation of proxies for the special meeting of Vector's stockholders to be held to approve this transaction. Vector's officers and some of its directors are also stockholders of Vector and have waived their rights to any liquidation distribution Vector makes with respect to shares they acquired before the IPO. Therefore, their securities will be worthless if Vector does not acquire a target business within two years of the IPO date, as required by its Certificate of Incorporation. In addition, Rodman will receive approximately $2.4 million, the deferred portion of its underwriting discount from Vector's initial public offering, upon consummation of the acquisition of Cyalume. Interested persons can also read Vector's preliminary proxy statement and, when available, definitive proxy statement, as well as Vector's final IPO prospectus, dated April 25, 2007, as well as periodic reports Vector filed with the SEC, for more information about Vector, its officers and directors, and their individual and group security ownership in Vector, and interests in the successful consummation of the acquisition of Cyalume.

Vector's stockholders and other interested persons are advised to read Vector's preliminary proxy statement and, when available, definitive proxy statement, in connection with Vector's solicitation of proxies for the special meeting to approve the acquisition because these documents do and will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, the final prospectus, other documents relating to the acquisition of Cyalume and periodic reports filed with the Securities and Exchange Commission, without charge, by visiting the Securities and Exchange Commission's Internet site at (http://www.sec.gov). Once available, Vector will also provide copies of its definitive proxy materials to its stockholders upon request of such stockholders to Vector.

About Cyalume Light Technologies

Cyalume Technologies is the world leader in the chemiluminescent industry. We provide dependable light for uses by militaries, policemen, firemen and throughout the safety industry. Our chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters. We manufacture a full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions. The company employs more than 200 people at its world headquarters in West Springfield, Massachusetts.

Safe Harbor

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Derek Dunaway
Chief Executive Officer
Cyalume Light Technologies Inc.
Phone: 413 858 2531
 ddunaway@cyalume.com

Investor Relations:
John McNamara
Cameron Associates
212-245-8800 Ext. 205
 john@cameronassoc.com

Source: Vector Intersect Security Acquisition Corp.